Exhibit 10.4

EXECUTION VERSION

INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT

by and between

AIR PRODUCTS AND CHEMICALS, INC.

and

VERSUM MATERIALS U.S., LLC

Dated as of September 29, 2016

TABLE OF CONTENTS

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	5
Section 1.2	References; Interpretation	9

Article II

GRANTS OF RIGHTS

Section 2.1	License to Versum of Air Products Licensed IP	9
Section 2.2	Licenses to Air Products of Versum Licensed IP	10
Section 2.3	By-Products, Impurities and Intermediates	10
Section 2.4	Reservation of Rights	10
Section 2.5	Third Party Rights	11

Article III

PROSECUTION AND MAINTENANCE; OWNERSHIP

Section 3.1	Responsibility and Cooperation	11
Section 3.2	Failure to Prosecute or Maintain	11
Section 3.3	Sale of Licensed Patents by Licensor	12
Section 3.4	Ownership	13
Section 3.5	No Additional Obligations	13

Article IV

ENFORCEMENT

Section 4.1	Notification	13
Section 4.2	Defense and Enforcement	13
Section 4.3	Cooperation	14
Section 4.4	Settlements	14
Section 4.5	Costs, Expenses, and Damages	14

Article V

DISCLAIMERS; LIMITATIONS OF LIABILITY; OTHER COVENANTS

Section 5.1	Disclaimer	14
Section 5.2	Limitations on Liability	15
Section 5.3	Compliance	15

List of Schedules

Schedule A	Air Products’ Licensed Patents
Schedule B	Air Products’ Engineering Standards
Schedule C	Air Products’ EH&S Standards

Schedule D	Versum Licensed Patents
Schedule E	Versum Field of Use
Schedule F	Versum Megasys Know-How and Process Information

INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT

This INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT (this “Agreement”), dated as of September 29, 2016 (the “Effective Date”), is entered into by and between Air Products and Chemicals, Inc. (“Air Products”), a Delaware corporation with an address at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195, U.S.A., and Versum Materials U.S., LLC (“Versum”), a limited liability company organized under the laws of the State of Delaware with an address at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195, U.S.A. (both Air Products and Versum, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties and certain of their Affiliates will enter into that certain Separation Agreement, to be dated September 29, 2016, (the “Separation Agreement”); and

WHEREAS, Air Products has rights to certain Intellectual Property that is necessary or useful with respect to the Versum Business (as defined in the Separation Agreement), and Versum has rights to certain Intellectual Property that is necessary or useful with respect to Air Products’ retained businesses, and, in contemplation of the Separation Agreement, Air Products wishes to grant to Versum, and Versum wishes to grant to Air Products, a license to certain of such Intellectual Property, in each case as and to the extent set forth herein, such licenses to become effective as of the effective date of the Separation Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms used in this Agreement, including any Appendices and Schedules hereto, shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1.

(a) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(b) “Affiliate” shall mean, when used with respect to a specified Person, a Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that Versum and its Subsidiaries shall not be deemed Affiliates of Air Products or any of its Affiliates.

(c) “Air Products Licensed Engineering and Process Standards and Policies” means, collectively, (i) Air Products Licensed Engineering Standards, and (ii) the Air Products Licensed EH&S Standards.

(d) “Air Products Licensed EH&S Standards” means the Air Products Environmental, Health, and Safety Standards, including training materials, to the extent set forth in Schedule C. Once Versum adopts its own standard or policy in accordance with Section 2.1(b), such standard or policy would be owned by Versum and not constitute Air Products Licensed EHS Standards under the terms of this Agreement.

(e) “Air Products Licensed Engineering Standards” means the standards, protocols, process design methods (PDMs), training materials processes, and policies, including the engineering guidelines which consist of that library of “how-to” guides for designing, constructing, maintaining, and operating equipment and facilities, each only to the extent documented in documents set forth in Schedule B. Once Versum adopts its own standard or policy in accordance with Section 2.1(b), such standard or policy would be owned by Versum and not constitute Air Products Licensed Engineering Standards under the terms of this Agreement.

(f) “Air Products Licensed IP” means the Air Products Licensed Patents, the Air Products Licensed Engineering and Process Standards and Policies, and the Air Products Licensed Engineering Models and Databases.

(g) “Air Products Licensed Patents” means the Patents and Patent Applications owned by Air Products and licensed to Versum hereunder that are set forth on Schedule A, including any foreign equivalents, continuations, continuation-in-parts, divisionals and reissues thereof.

(h) “Business Day” means any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

(i) “Change of Control” means (i) the direct or indirect acquisition, by any Person or group of Persons acting in concert, whether by merger, reorganization, consolidation, sale, operation of law or otherwise, in one transaction or any related series of transactions, of control of such Party or (ii) the sale, transfer or disposition by such Party, in one transaction or any related series of transactions, of all or substantially all of such Party’s assets, in each case other than to a Subsidiary of such Party (but only for so long as such Subsidiary remains a Subsidiary of such Party). For the purposes of this definition, “control” shall have the meaning ascribed to such term in the definition of “Affiliate” herein.

(j) “Confidential Technical Information” means all Know-How licensed or disclosed by either Party hereunder, whether in written or other tangible or intangible form, including any such information known by either party as a result of the parties being a single entity prior to the Separation Agreement. Disclosure of Confidential Technical

Information by one Party (“Disclosing Party”) to the other Party (“Recipient”) hereunder shall be subject to the terms of this Agreement (including Article VI). “Confidential Technical Information” shall also include any physical or tangible items embodying or including any Confidential Technical Information. Notwithstanding the foregoing, Confidential Technical Information shall not include any information which:

(i) is publicly known prior to the Effective Date; or

(ii) becomes publicly known through no fault of the Recipient or as permitted under this Agreement;

(iii) is or has been disclosed to the Recipient by a Third Party who has a lawful right to disclose the information, except to the extent covered by an obligation of confidentiality or restricted use to the Third Party; or

(iv) is independently developed by or for the Recipient without use of Confidential Technical Information for which the party is deemed a Recipient under this Agreement; provided that: (i) technical information or know-how shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general knowledge in the public domain or in the Recipient’s possession; and (ii) no combination of features shall be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the Recipient’s possession, unless the combination itself and its principle of operations are in the public domain or in the Recipient’s possession.

(k) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(l) “Know-How” means trade secrets and all other confidential or proprietary information, know-how, inventions, processes, formulae, training materials and manuals, models and methodologies.

(m) “Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

(n) “Licensed IP” means the Versum Licensed IP, with respect to the licenses to Air Products hereunder, and the Air Products Licensed IP, with respect to the licenses to Versum hereunder.

(o) “Licensee” means each of Versum, with respect to the Air Products Licensed IP, and Air Products, with respect to the Versum Licensed Patents.

(p) “Licensor” means Versum with respect to the Versum Licensed IP and Air Products with respect to the Air Products Licensed IP.

(q) “Patents” means patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions there.

(r) “Patent Challenge” means any direct or indirect (including by supporting an Action brought by another Person) challenge to the validity, patentability, enforceability, non-infringement or ownership of any Patent, including any such (i) court challenge (including any such declaratory judgment action), or (ii) activity or proceeding before a patent office or other Governmental Entity or registrar, including any reissue, reexamination, pre-grant review, post-grant review, opposition or similar proceeding.

(s) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(t) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity. It is expressly agreed that Versum and its Subsidiaries shall not be deemed Subsidiaries of Air Products or any of its Affiliates.

(u) “Third Party” means any Person other than Air Products, Versum, and their respective Affiliates.

(v) “Valid Claim” means a claim of an issued and unexpired Patent that (i) has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Entity of competent jurisdiction from which no appeal can be taken or has been taken within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country.

(w) “Versum Assets” means any plant, office or facility owned or operated by or for Versum.

(x) “Versum Field of Use” means the licensed field of use as set out in Schedule E.

(y) “Versum Licensed IP” means the Megasys Know-How and process information set out in Schedule F and the Versum Licensed Patents.

(z) “Versum Licensed Patents” means the Patents and Patent Applications owned by Versum and licensed to Air Products hereunder that are set forth on Schedule D, including any foreign equivalents, continuations, continuation-in-parts, divisionals and reissues thereof.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. The word “or” indicates an alternative, but not a mutually exclusive alternative unless clearly indicated as being mutually exclusive, such as when preceded in a clause by the word “either”.

ARTICLE II

GRANTS OF RIGHTS

Section 2.1 License to Versum of Air Products Licensed IP.

(a) Air Products’ Licensed Patents. Subject to the terms and conditions of this Agreement, acting on behalf of itself and its Affiliates, Air Products hereby grants Versum an exclusive, irrevocable, royalty-free, fully paid-up, sublicenseable, worldwide license in, to and under the Air Products Licensed Patents, to make, have made, offer for sale, sell, import, export and use within the “Versum Field of Use” set out in Schedule E.

(b) Air Products Licensed Engineering and Process Standards and Policies. Subject to the terms and conditions of this Agreement, acting on behalf of itself and its Affiliates, Air Products hereby grants Versum a non-exclusive, royalty-free, fully paid-up, license to Air Products’ Engineering Standards set out in Schedule B and Air Products’ EHS Standards set out in Schedule C, for Versum’s internal use only, for the purpose of starting new or sustaining continuing operations until which time Versum adopts its own standards, but in no case for a period of time exceeding 12 months from the Effective Date of this Agreement. As part of the process of adopting such a standard or policy, Versum shall (i) remove, strike over, or otherwise obliterate any and all reference to Air Products and its Affiliates and (ii) delete any material or provisions not applicable to the Versum Assets from the applicable Air Products Licensed Engineering and Process Standards and Policies used in creating such adopted standard or policy and shall cease to make any use of any reference to Air Products or its Affiliates in connection therewith. Notwithstanding anything to the contrary herein, such license under this Section 2.1(b) shall be further limited to only practicing such Air Products Licensed Engineering and Process Standards and Policies at any location where Versum Assets, including future Versum Assets, are situated and only to the extent necessary to build, maintain and operate the Versum Assets.

(c) Sublicenses. Versum may sublicense its rights under Section 2.1(a) to its Affiliates and Third Parties (each being a “Versum Sublicensee”). With respect to Air Products Licensed Engineering Standards and Policies, Versum may sublicense its rights under Section 2.1(b) only to such of its Affiliates which are operating or maintaining, or will operate or maintain in the future, Versum Assets, in each case only in connection with the maintenance and operation of the applicable Versum Assets.

Section 2.2 Licenses to Air Products of Versum Licensed IP.

(a) Versum Licensed Patents. Subject to the terms and conditions of this Agreement, acting on behalf of itself and its Affiliates, Versum hereby grants Air Products a non-exclusive, irrevocable, royalty-free, fully paid-up, non-sublicenseable, worldwide license in, to and under the Versum Licensed Patents set out in Schedule D to make, have made, offer for sale, sell, import, export and use, including the right for customers to use.

(b) Versum Licensed Megasys Know-How. Subject to the terms and conditions of this Agreement, acting on behalf of itself and its Affiliates, Versum hereby grants Air Products an exclusive, irrevocable, royalty-free, fully paid-up, sublicenseable, license in, to and under the Megasys know-how and process information set out in Schedule F, to allow Air Products to perform under the contract dated April 9, 2008, with ON SEMICONDUCTOR for their plant in Roznov pod Radhostem, Czech Republic (the “On Semi Roznov Contract”). This license is limited to performance under this specific contract, and shall continue for the duration of this contract or any extensions thereof. Upon termination of this contract, or any extensions thereof, Air Products will, within fifteen (15) business days of any request by Verum, return to Versum or, at Air Products’ election, destroy or delete all copies of the Licensed Megasys Know-How that are in their possession or control, except that Air Products may retain one copy in their Legal Department for record purposes only.

Section 2.3 By-Products, Impurities and Intermediates.

For the avoidance of doubt, subject to the terms and conditions of this Agreement, the rights granted under Sections 2.1 and 2.2 shall include the rights to make or have made any by-product, impurity or intermediate of any process made in connection with exercising such rights granted herein, in each case without limiting any of the restrictions and exclusions hereunder.

Section 2.4 Reservation of Rights.

Except as provided in the Separation Agreement or any Ancillary Agreement, each Party reserves its and its Affiliates’ rights in and to all Intellectual Property that is not expressly licensed or otherwise granted hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon either Party, its Affiliates, or its sublicensees by implication, estoppel, or otherwise as to any of the other Party’s or its Affiliates’ Intellectual Property, except as otherwise expressly set forth herein.

Section 2.5 Third Party Rights.

Notwithstanding anything to the contrary herein, the licenses granted under this Agreement, including any exclusivity thereof, are subject to any rights of or obligations owed to any Third Parties with respect to the applicable Licensed IP pursuant to agreements existing as of the Effective Date between the applicable Licensor or its Affiliates and such Third Parties.

ARTICLE III

PROSECUTION AND MAINTENANCE; OWNERSHIP

Section 3.1 Responsibility and Cooperation.

(a) Subject to Section 3.2, Licensor shall be solely responsible for filing, prosecuting, and maintaining all Patents within the Licensed IP owned by Licensor. Licensor shall be responsible for all costs associated with filing, prosecuting, and maintaining such Patents. Without limiting the foregoing, each Licensor shall use commercially reasonable efforts to prosecute and maintain in good faith all Patents licensed under this Agreement.

(b) Licensee shall reasonably cooperate with Licensor with respect to providing such information or taking such other actions as may be necessary in order to protect each Party’s rights in the Licensed IP in connection with requirements or provisions of applicable Laws in local jurisdictions.

(c) The Parties agree to reasonably cooperate with each other with respect to preparing instruments to record Licensee as the licensee of the Licensed IP in any applicable foreign Governmental Entity or registrar where such recordation is required, in each case as and to the extent so required under the applicable Laws of such jurisdictions, and Licensee shall have the right to record such instrument with the applicable Governmental Entity or registrar, in each case at Licensee’s sole cost and expense. Notwithstanding anything to the contrary in any such instrument, to the extent of any conflict or inconsistency between this Agreement and such instrument, this Agreement shall control. For clarity and without limiting the foregoing, any such instrument may or may not refer to this Agreement or include disclaimers, limitations or exceptions with respect to the Licensed IP or the licenses thereto and may be dated as of, before or after the Effective Date.

Section 3.2 Failure to Prosecute or Maintain.

(a) In the event that either Party as Licensor decides to forego prosecution or maintenance of a Patent for which it is allocated responsibility pursuant to Section 3.1, such Licensor (the “Abandoning Party”) shall use commercially reasonable efforts to provide written notice to Licensee at least thirty (30) days prior to the final deadline for taking a necessary step to continue to prosecute or maintain the applicable Patent (such notice, the “Assumption Notice”). Upon receipt of such Assumption Notice, such Licensee will have the option of assuming responsibility for such prosecution and maintenance at its sole expense. If such Licensee elects to assume responsibility for prosecution and maintenance pursuant to this Section 3.2, such Licensee shall notify the Abandoning Party in writing of such election within thirty (30) days and the Abandoning Party shall assign its entire right, title and interest in such Patent to Licensee; provided that the Abandoning Party shall:

(i) retain (and is hereby granted) a license with respect to the applicable Patent consistent with Section 2.1 (if the Abandoning Party is Versum, such Patent shall thereafter be deemed an Air Products Licensed Patent hereunder) or Section 2.2 ( if the Abandoning Party is Air Products, such Patent shall thereafter be deemed a Versum Licensed Patent (as applicable) hereunder), and

(ii) have no other obligation thereby to assign any related Patents or Patent applications, including any Patents or Patent applications in such assigned Patent’s family.

(b) For avoidance of doubt, if the applicable Licensee does not notify the Abandoning Party of its election in writing within thirty (30) days following the applicable Assumption Notice from the Abandoning Party, such Licensee shall be deemed to have elected to not assume responsibility for prosecution and maintenance pursuant to this Section 3.2 and the Licensor may abandon such Patent or decide not to abandon such Patent.

(c) Neither Licensor shall be liable to any Licensee for any inadvertent, unintentional or unavoidable abandonment of any Patent of such Licensor. The assignee Party shall be responsible for preparing and filing assignment documents required for completing formalities to assign the applicable Patent pursuant to Section 3.2(a). In the event of an assignment of a Patent pursuant to Section 3.2(a), the Parties agree to reasonably cooperate in executing appropriate assignment documents provided by the assignee Party to complete such formalities, such as powers of attorney and documents for recording assignments for all such assigned Patents, upon request from the assignee Party. All out-of-pocket expenses associated with preparing and recording any assignment of a Patent under Section 3.2(a) shall be paid by the assignee Party. For the avoidance of doubt, the assignee shall become responsible for all prosecution or maintenance as of the date of the notice indicating its desires for the assignment as well as for all payments due to continue or maintain the Patent, including any expenses for legal services, fees and the like. If a Patent is assigned under Section 3.2(a), then, unless otherwise agreed in writing, the assignee may abandon such Patent without notice or obligation of assignment to the other Party.

(d) Notwithstanding the foregoing, each Licensor shall be (i) free to abandon pending patent applications and (ii) shall have no obligation to file any national or regional application based on any international or regional patent applications or filings (including any PCT or EPO applications) whether or not designated under such applications or filings, without any obligation of notice or assignment to the Licensee.

(e) For the purposes of this Section 3.2, notices concerning abandoning and assignment of Patents shall be sent in accordance with Section 8.6 herein.

Section 3.3 Sale of Licensed Patents by Licensor. Licensor and its Affiliates shall be free to sell, convey or transfer any Patent licensed by it hereunder so long as the sale, conveyance or transfer is accomplished subject to any rights hereunder of each Licensee and its Affiliates.

Section 3.4 Ownership. As between the Parties, Licensee acknowledges and agrees that (i) Versum owns the Versum Licensed Patents, and Air Products owns the Air Products Licensed IP, (ii) except as provided in Section 3.2, neither Licensee, nor its Affiliates or its sublicensees, will acquire any ownership rights in the Licensed IP owned by the Licensor, and (iii) Licensee shall not, and shall cause its Affiliates and its sublicensees to not, represent that they have an ownership interest in any of the Licensed IP owned by the Licensor.

Section 3.5 No Additional Obligations. This Agreement shall not obligate either Party to disclose to the other Party, or maintain, register, prosecute, pay for, enforce, or otherwise manage any Intellectual Property except as expressly set forth herein.

ARTICLE IV

ENFORCEMENT

Section 4.1 Notification. If Licensee becomes aware of (a) any Third Party activities that constitute, or would reasonably be expected to constitute, an infringement, misappropriation, or other violation of any Licensed IP licensed to such Licensee in the field where the Licensee has an exclusive license hereunder (“Third Party Infringement”) or (b) any written Third Party allegations of invalidity or unenforceability of any Licensed IP licensed to such Licensee (“Invalidity Allegations”), Licensee shall promptly notify Licensor thereof in writing.

Section 4.2 Defense and Enforcement. Licensor shall have the sole initial right, but not the obligation, to elect to bring an Action or enter into settlement discussions regarding Third Party Infringements and Invalidity Allegations with respect to any Licensed IP at Licensor’s sole expense. If Licensor does not bring such an action or enter into settlement discussions with respect to such Licensed IP within one-hundred eighty (180) days after receiving notice from Licensee pursuant to Section 4.1, Licensee shall have the right to bring an Action or enter into settlement discussions regarding such Third Party Infringement or Invalidity Allegations at its sole expense; provided, further, that (i) notwithstanding the above, if Licensor does not bring such an Action or does not notify Licensee of its election to bring such an Action for a Third Party Infringement or to defend an Invalidity Allegation with respect to such Licensed IP by twenty (20) Business Days before the deadline for filing the applicable filing or response, such Licensee shall have the right to bring an Action regarding such Third Party Infringement or Invalidity Allegations at its sole expense, and (ii) Licensor shall have no liability for failing to so notify Licensee as provided in this Section 4.2. The Party that elects to bring an Action or enters into settlement discussions in accordance with this Section 4.2 (the “Enforcing Party”) shall control such Action or settlement discussions (as applicable). Notwithstanding the foregoing, if Invalidity Allegations arise in an opposition, interference, reissue proceeding, reexamination or other proceeding before any patent office, the Licensor of the applicable Patent shall have the exclusive right to defend such Invalidity Allegations or enter into settlement discussions with respect thereto.

Section 4.3 Cooperation. If the Enforcing Party brings an Action or enters into settlement discussions in accordance with Section 4.2, the other Party shall provide reasonable assistance in connection therewith, at the Enforcing Party’s request and expense. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such Action or settlement discussions and shall reasonably consider comments of the other Party in connection therewith. Notwithstanding anything to the contrary herein, such other Party may, at its sole discretion and expense, join as a party to such Action or proceeding; provided that if necessary for standing purposes, such Party shall so join such Action or proceeding upon the Enforcing Party’s reasonable request and at the Enforcing Party’s expense. Such other Party shall have the right to be represented by counsel (which shall act in an advisory capacity only, except for matters solely directed to such Party) of its own choice in any such Action or proceeding at its own expense.

Section 4.4 Settlements. Notwithstanding anything to the contrary herein, the Enforcing Party shall not settle any Third Party Infringement or Invalidity Allegations without the prior written consent (not to be unreasonably withheld) of (i) Air Products (if Versum is the Enforcing Party) or (ii) Versum (if Air Products is the Enforcing Party), in each case if doing so would (a) adversely affect the validity, enforceability, or scope, or admit non-infringement, of any Licensed IP owned by the other Party as Licensor, or (b) give rise to liability or any other obligations of the other Party, its Affiliates, or its sublicensees for which the Party settling the matter is unwilling or unable to, and otherwise does not, provide full indemnification.

Section 4.5 Costs, Expenses, and Damages. Any and all amounts recovered by the Enforcing Party in any Action regarding a Third Party Infringement or Invalidity Allegation or settlement thereof shall, unless otherwise agreed, including in an agreement in connection with obtaining consent to settlement, be allocated first to reimburse the Enforcing Party’s out-of-pocket costs and expenses incurred in connection with such Action or settlement and next to reimburse Air Products’ (if Versum is the Enforcing Party) or Versum’s (if Air Products is the Enforcing Party) out-of-pocket costs and expenses incurred in connection with such Action or settlement. Any and all such recovered amounts remaining following such initial allocation shall be retained by the Enforcing Party.

ARTICLE V

DISCLAIMERS; LIMITATIONS OF LIABILITY; OTHER COVENANTS

Section 5.1 Disclaimer. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, ALL LICENSES IN THIS AGREEMENT, INCLUDING WITH RESPECT TO ALL PATENTS AND KNOW-HOW (INCLUDING THE AIR PRODUCTS LICENSED ENGINEERING AND PROCESS STANDARDS AND POLICIES) ARE BEING MADE WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY NATURE (A) AS TO THEIR VALUE OR FREEDOM FROM ANY SECURITY INTERESTS; (B) AS TO TITLE, NONINFRINGEMENT, VALIDITY, ACCURACY OF INFORMATIONAL CONTENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (WHETHER OR NOT A PARTY OR ITS AFFILIATES KNOWS OR HAS REASON TO KNOW ANY SUCH PURPOSE) OR ANY OTHER MATTER, INCLUDING ANY WARRANTY (EXPRESS OR IMPLIED, ORAL OR WRITTEN), WHETHER

ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, BY COURSE OF DEALING OR OTHERWISE; OR (C) AS TO THE LEGAL SUFFICIENCY TO GRANT ANY RIGHTS THEREIN AND AS TO ANY CONSENTS OR APPROVALS (INCLUDING APPROVALS FROM ANY GOVERNMENTAL ENTITIES) REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AND NEITHER PARTY, NOR ANY OF ITS REPRESENTATIVES, MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, AND HEREBY EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITH RESPECT TO THE LICENSED IP, INCLUDING WITH RESPECT TO THE MATTERS DESCRIBED IN THE FOREGOING CLAUSES ( A )-(C). WITHOUT LIMITING THE FOREGOING, EACH LICENSEE HEREBY ACKNOWLEDGES AND AGREES THAT ALL LICENSES IN THIS AGREEMENT ARE BEING MADE “AS IS, WHERE IS,” AND, INTER ALIA, SUBJECT TO ANY AGREEMENTS OF THE PARTIES EXISTING AS OF THE EFFECTIVE DATE, AND EACH LICENSEE SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY LICENSES IN THIS AGREEMENT SHALL PROVE TO BE INSUFFICIENT OR OTHERWISE IMPAIRED.

Section 5.2 Limitations on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, AND EXCEPT AS SET FORTH IN, AND SUBJECT TO, THE SEPARATION AGREEMENT, AND EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, INCLUDING THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, STATUTE, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME, AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, CRIMINAL LIABILITY, OR OTHER FAULT.

Section 5.3 Compliance. All activities of Air Products and Versum and their respective Affiliates pursuant to this Agreement shall comply with all applicable Laws, including the export control Laws of the United States.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Disclosure and Use Restrictions. It is acknowledged that, due to the fact that prior to the Separation Agreement the Parties hereto operated as a single company, each Party may possess Confidential Technical Information of the other Party, and also that in carrying out the objectives of this Agreement, as well as the Separation Agreement, each Party may disclose Confidential Technical Information to the other Party. Except as expressly provided herein, each Recipient agrees that it shall, and shall cause its Affiliates and its sublicensees to keep confidential and shall not publish or otherwise disclose any Confidential Technical Information of the other Party. A Recipient may use Confidential Technical Information of the Disclosing Party only for the express purpose for which the information was disclosed or to the extent within its licensed or retained rights thereto under this Agreement. The restrictions in the two immediately preceding sentences shall not apply to disclosure of Confidential Technical Information as to which a Party is a Recipient:

(a) to the Recipient’s Affiliates or its or their respective directors, officers, employees, agents, contractors and advisors (“Representatives”) to the extent reasonably necessary for the Recipient to perform its obligations or exercise its rights under this Agreement; provided that such Representatives have undertaken an obligation of secrecy through an agreement with Recipient or its Affiliate or through professional ethical obligations arising out of a professional relationship with Recipient or its Affiliate;

(b) pursuant to an order of a court or other Governmental Entity or as required by applicable Law (including if required by applicable Law in connection with a Recipient’s good-faith pursuit of a bona fide business interest); provided that the Recipient provides the Disclosing Party to the extent practicable with reasonable advance written notice thereof and uses diligent and commercially reasonable efforts and reasonably cooperates with the Disclosing Party to obtain confidential treatment and, if available, an appropriate protective order therefor, if applicable, and only furnishes that Confidential Technical Information that it is advised by counsel that it is legally required to furnish; and

(c) to Recipient’s licensees or sublicensees to the extent reasonably necessary to enable such Persons to exercise any license or sublicense rights (as applicable) that they have been granted to or retained under the Licensed IP; provided that they are subject to obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article VI.

Section 6.2 Notification by the Receiving Party. The Recipient shall promptly notify the Disclosing Party of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Technical Information of the Disclosing Party by any Person which may become known to the Recipient.

Section 6.3 Air Products Licensed Engineering and Process Standards and Policies. Notwithstanding any other provision of this Agreement, the Air Products Licensed Engineering and Process Standards and Policies licensed hereunder shall (a) not be disclosed or provided by Versum to any Person or Affiliate other than those Persons or Affiliates (and in the case of those Standards labelled “internal use only” in the Schedules, only to Affiliates) that have a reasonable need to access such information for purposes of conducting the Versum Business (subject to the terms hereof) and are under an obligation to maintain the confidentiality thereof, (b) not include any other Know-How (including any standards, tools, and documents) referenced but not specifically and fully disclosed, explicated, and set forth therein, (c) be implemented and used by Versum and its Affiliates subject to their own training with respect thereto (and Air Products shall have no obligation with respect to any such training), and (d) be destroyed by Versum, or any of its Affiliates, in relevant part, upon Versum or any of its Affiliates determining that the same has become obsolete or superseded by any other standard, protocol, policy, or process (or following a Change of Control as provided in Section 7.2). The Parties acknowledge that from time to time applicable Law may conflict with and supersede aspects of Air Products Licensed Engineering and Process Standards and Policies.

Section 6.4 Transfer of Know-How. For the avoidance of doubt, unless specifically stated otherwise, nothing under this Agreement shall obligate Licensor to provide or otherwise make available to Licensee any copies or embodiments of any Know-How or make or provide or otherwise make available to Licensee any updates to any Know-How (even if Licensor or its Affiliates updates same for their own use).

Section 6.5 Survival. The confidentiality and nondisclosure obligations of this Article VI shall survive the expiration or termination of this Agreement for a period of 20 years from the Effective Date.

ARTICLE VII

TERM

Section 7.1 Term. Except as provided in Section 7.2, the terms of the licenses and other grants of rights under this Agreement shall as applicable, survive any expiration or earlier termination of this Agreement, and shall extend for the following durations: (a) with respect to each patent that is included in Licensed IP, until expiration of the last Valid Claim included in such patent; (b) with respect to Air Products Licensed Engineering Standards and Policies, for the adoption period set out in Section 2.1(b); and (c) with respect to the Versum Licensed Megasys Know How, until the expiration of the On Semi Roznov Contract as set out in Section 2.2(b). Except as otherwise expressly set forth in Section 7.2, or elsewhere in this Agreement, or unless one Party is in material breach of any of the terms and conditions herein and such breach is not cured within ninety (90) days of receiving Notice, this Agreement may not be terminated unless agreed to in writing by the Parties.

Section 7.2 Termination of Licenses to the Air Products Licensed Engineering Process Standards and Policies for Change of Control.

(a) In the event of a Change of Control of Versum or any of its Affiliates, the licenses granted to Versum with respect to the Air Products Licensed Engineering and Process Standards and Policies shall immediately and automatically terminate; provided that Versum shall, for a period not to exceed 30 days from the Change of Control and subject to and only to the extent permitted under Section 2.1(b), be permitted to continue to use such Air Products Licensed Engineering and Process Standards and Policies at locations where they are currently being used to the extent necessary to operate and maintain the applicable Versum Assets (subject to the terms hereof) and transition to alternative engineering process standards and policies.

(b) Upon termination (pursuant to Section 7.2(a)) of the license granted in Section 2.1(b), Versum shall, and shall ensure that the Versum Sublicensees, within fifteen (15) Business Days of any request by Air Products following expiration of the transition period set forth in Section 7.2(a), use their best efforts to return to Air Products or, at Versum’s election, destroy all Air Products Licensed Engineering and Process Standards and Policies that are in their possession or control, and Versum shall provide to Air Products a certification from a duly authorized officer of Versum certifying that Versum has, to the extent possible, destroyed all such Air Products Licensed Engineering and Process Standards and Policies, including all copies, adaptations, translations and derivative works thereof.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties.

Section 8.2 Waiver. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of such right preclude other or further exercise thereof or any other right.

Section 8.3 Complete Agreement. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.

Section 8.4 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable, in whole or in part, to (i) an Affiliate or (ii) a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale or other transfer of all or a portion of the business or assets of a Party or its Affiliates to which this Agreement relates, so long as the resulting, surviving or transferee entity assumes all of the applicable obligations of the relevant Party by operation of law or pursuant to a written agreement (provided that for clarity, Versum shall not assign any of its rights hereunder with respect to the Air Products Licensed Engineering and Process Standards and Policies without Air Products’ prior written consent, except, subject to Section 7.2, in the case of a Change of Control). No assignment permitted by this Section 8.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement prior to such assignment (or, with respect to any assignments of this Agreement in part, following such assignment with respect to such parts of this Agreement not so assigned). At the written request of a Party, the other Party shall promptly notify the requesting Party in writing of all Persons to which this Agreement or any part hereof has been assigned (and provide any other information reasonably requested in connection therewith).

Section 8.5 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.6 Notices. Without limiting Section 8.7, all notices, requests, claims, demands, and other communications hereunder shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery of an original via overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.6):

If to Versum, to:

7201 Hamilton Boulevard

Allentown, Pennsylvania 18195-1501

Attn: General Counsel

Facsimile: (610) 481-8223

And provide an additional copy to:

7201 Hamilton Boulevard

Allentown, Pennsylvania 18195-1501

Attn: Corporate Secretary

Facsimile: (610) 481-8223

If to Air Products, to:

7201 Hamilton Boulevard

Allentown, Pennsylvania 18195-1501

Attn: General Counsel

Facsimile: (610) 481-7009

And provide an additional copy to:

7201 Hamilton Boulevard

Allentown, Pennsylvania 18195-1501

Attn: Corporate Secretary

Facsimile: (610) 481-7009

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that all questions concerning the construction or effect of patent applications and patents, and the provisions of this Agreement concerning Patent Challenges, shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

Section 8.8 Dispute Resolution. Any Disputes (as defined in the Separation Agreement) arising under this Agreement shall be handled in accordance with the terms set out in Article VIII of the Separation Agreement.

Section 8.9 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Licensor are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code regardless of the form or type of intellectual property under or to which such rights and licenses are granted and regardless of whether the intellectual property is registered in or otherwise recognized by or applicable to the United States of America or any other country or jurisdiction. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefore, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

Section 8.10 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.11 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

Section 8.12 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees, accounting fees, investment banking fees, and filing fees) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

Section 8.13 Parties in Interest. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Air Products and Versum including their respective Subsidiaries, successors and permitted transferees and assigns, any rights or remedies under or by reason of this Agreement.

Section 8.14 Construction. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

Section 8.15 Relationship of the Parties. Nothing contained herein shall be deemed to create a partnership, joint venture, or similar relationship between the Parties. Neither Party is the agent, employee, joint venture, partner, franchisee, or representative of the other Party. Each Party specifically acknowledges that it does not have the authority to, and shall not, incur any obligations or responsibilities on behalf of the other Party. Notwithstanding anything to the contrary in this Agreement, each Party (and its officers, directors, agents, employees, and members) shall not hold themselves out as employees, agents, representatives, or franchisees of the other Party or enter into any agreements on such Party’s behalf.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ M. Scott Crocco
Name: M. Scott Crocco
Title: Senior Vice President and Chief Financial Officer

VERSUM MATERIALS U.S., LLC.

By:	/s/ Guillermo Novo
Name: Guillermo Novo
Title: President and Chief Executive Officer

[Signature Page to Intellectual Property Cross-License]